Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen
Investor Relations
Tel: 213-486-6546
Email: investor_relations@mflex.com

MFLEX REPORTS 61% YEAR-OVER-YEAR INCREASE IN NET SALES

FOR THIRD QUARTER FISCAL 2008

Customer diversification efforts gain further traction

as four customers each represent more than 10% of the Company’s net sales

Anaheim, CA, August 5, 2008 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for the three and nine months ended June 30, 2008. Net sales in the third quarter of fiscal 2008 were $167.6 million, an increase of 61.0 percent from net sales of $104.1 million in the same period of the prior year. This represents the second highest quarterly net sales in the Company’s history and the highest sales ever for a third quarter. The increase in net sales was primarily due to higher sales to three of the Company’s key customers. MFLEX’s key customers currently include four of the leading OEMs which manufacture portable electronic devices.

Sequentially, from the second quarter to the third quarter of fiscal 2008, net sales increased 2.2 percent, which was in line with the Company’s expectations. Net sales in the third quarter of fiscal 2008 were positively impacted by growth in new and continuing programs for smartphones, which were partially offset by lower volumes produced for more mature mobile phone programs.

Net income for the third quarter of fiscal 2008 was $8.8 million, or $0.34 per diluted share, compared to a net loss of $6.7 million, or ($0.27) per diluted share, for the same period in fiscal 2007. Net income for the third quarter of fiscal 2007 was negatively impacted by the recognition of a $7.8 million before tax expense related to terminated acquisition costs.

Sequentially, net income declined 15.3 percent from the second quarter to the third quarter of fiscal 2008, primarily due to lower gross margin, which was partially offset by a lower foreign exchange loss and a lower effective tax rate.

“We are pleased with the continued growth and diversity of our sales mix,” said Reza Meshgin, MFLEX’s president and chief executive officer. “We believe we are benefitting from our focus on the high end of the portable electronic device market, which is where certain customers are seeing strong demand for their new products. This demand has resulted in a number of significant new programs for the Company.

“During the third quarter, our gross margin was negatively impacted by investments to expand our production capacity and temporary inefficiencies caused by adding and transferring manufacturing personnel to programs that are ramping in volume. While the new programs have had an adverse effect on gross margins, we believe they provide us with good visibility on continued near-term revenue and earnings growth as the programs mature and we deepen our relationship with these OEMs,” said Meshgin.

Financial Highlights

Gross margin during the third quarter of fiscal 2008 increased to 13.8 percent, from 4.6 percent for the same period in the prior year. The increase in gross margin is primarily attributable to a favorable product mix, improved yields and the higher volume favorably impacting overhead absorption, offset by pricing impacts.

Sequentially, gross margin declined from 17.6 percent in the second quarter of fiscal 2008. The sequential decline was primarily due to costs associated with expansion of the Company’s production capacity in anticipation of an expected increase in sales in future quarters, as well as temporary inefficiencies resulting from the addition and transfer of manufacturing personnel to programs that are ramping in volume. MFLEX continues to believe that its targeted sustainable gross margin range is 10 to 15 percent. Nevertheless, the Company expects that its gross margin may be outside this range from time to time—either above or below—for a variety of reasons, including changes in its product mix and learning curves associated with new programs.

Cash flow from operating activities for the third quarter of fiscal 2008 was $17.5 million. This compares to $26.1 million in the comparable period in fiscal 2007. Cash flow from operating activities in the third quarter of fiscal 2007 benefited from lower accounts receivable coupled with an increase in accounts payable compared to the third quarter of fiscal 2008.

The effective tax rate in the third quarter was 14.4 percent. The lower than normal effective tax rate was due to a change in estimate of the total year 2008 tax rate as a result of a higher proportion of income in operations with lower tax rates.

For the first nine months of fiscal 2008, net sales increased 51.0 percent to $515.7 million from $341.4 million during the same period in fiscal 2007. Net income increased to $32.8 million, or $1.29 per diluted share, compared to net income of $7,000, or $0.00 per diluted share, in the same period in fiscal 2007. The substantial increase in net income in fiscal 2008 was driven by higher gross profit, as well as the elimination of expenses related to a terminated acquisition that negatively impacted fiscal 2007 results.

Capacity Expansion

The Company continues to proceed with the planning and design phase of the new MFC3 manufacturing facility. The Company now expects MFC3 to be fully operational late in the third quarter or early in the fourth quarter of fiscal 2009, with construction now expected to begin in September 2008.

An additional satellite facility for assembly manufacturing has been added in Suzhou, China. The Company expects that the new assembly manufacturing facility will become fully operational during the fourth quarter of fiscal 2008. Total capital expenditures related to the expansion of the Company’s satellite facilities, all of which the Company leases, are expected to be approximately $22 million, $5.4 million of which was incurred during the third quarter of fiscal 2008, with the remainder expected to be incurred in the fourth quarter of fiscal 2008.

“The new satellite facility will enable us to bring on additional just-in-time capacity to accommodate the increased manufacturing volumes we are projecting in the near-term,” said Meshgin. “We anticipate that our continued progress on MFC3 will ultimately provide the capacity to expand our volume of business with current customers, as well as more aggressively pursue new OEM relationships.”

Outlook

For the fourth quarter of fiscal 2008, MFLEX expects net sales to be significantly higher than the third quarter of fiscal 2008, while gross profit as a percentage of net sales is expected to be similar to the third fiscal quarter. The sequential quarter growth in net sales is primarily expected to come from the ramp-up of new programs for smartphones.

During the fourth quarter of fiscal 2008, the Company expects to take additional steps to improve its longer-term cost structure and increase efficiencies. In an effort to reduce overall costs, the Company recently made the determination to transfer its Tucson, Arizona operations to its headquarters in Anaheim, California. As a result, the Company expects to record a fourth quarter non-recurring charge of $1.5 to $2.0 million, net of tax, or approximately $0.06 to $0.08 per diluted share. With this action, MFLEX expects to realize annual cost savings of approximately $2 to $3 million.

In addition, during the fourth quarter, the Company also expects to continue its international restructuring efforts and transition various business functions to Singapore to better align these activities with the Company’s Asian operations. This restructuring is expected to result in a fourth quarter non-recurring tax expense of $6 to $8 million, or approximately $0.24 to $0.32 per diluted share. In addition to enhanced operational efficiencies, this restructuring is expected to reduce the Company’s future effective tax rate, with partial benefits expected to begin as early as fiscal 2009.

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its financial results for the third quarter of fiscal 2008. The dial-in number for the call in North America is 800-219-6110 and 303-262-2053 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 800-405-2236 and 303-590-3000 for international callers. The replay pass code is 11117684.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage and portable bar code scanners. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, sales, net income, earnings, gross profit, tax rates and the benefits expected from the Company’s restructuring and cost reduction efforts, operating expenses, capital expenditures, profitability, gross margins, including without limitation, the Company’s targeted range of gross margins, achievement of margins within or outside of such range and factors that could affect gross margins, yields, the Company’s diversification efforts, the Company’s relationship and opportunities with, and expected sales to and demand from, its customers, the relative size of each customer to the Company, market opportunities and the utilization of flex and flex assemblies, current and upcoming programs and product mix, the costs and benefits associated with new programs, the Company’s manufacturing capabilities, capacity, growth and expansion of the Company’s facilities/capacity and equipment installation, and the costs associated therewith. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “can,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the impact of changes in demand for the Company’s products and the Company’s success with new and current customers, the Company’s ability to develop and deliver new technologies, the Company’s ability to diversify its customer base, the Company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the Company’s ability to manage quality assurance issues, the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the impact of competition, pricing pressures and technological advances, and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
Net sales	$167,623	$104,138	$515,710	$341,431
Cost of sales	144,450	99,355	432,824	308,788

Gross profit	23,173	4,783	82,886	32,643

Operating expenses:
Research and development	638	570	1,719	1,798
Sales and marketing	5,056	3,263	14,201	8,310
General and administrative	7,622	5,606	22,151	18,034
Terminated acquisition expenses	—	7,821	—	7,821

Total operating expenses	13,316	17,260	38,071	35,963

Operating income (loss)	9,857	(12,477)	44,815	(3,320)
Interest income	437	454	1,284	1,161
Interest expense	(33)	(40)	(103)	(277)
Other income/(loss), net	48	457	(1,733)	635

Income (loss) before income taxes	10,309	(11,606)	44,263	(1,801)
(Provision for) benefit from income taxes	(1,480)	4,894	(11,423)	1,808

Net income (loss)	$8,829	$(6,712)	$32,840	$7

Net income (loss)/per share:
Basic	$0.35	$(0.27)	$1.33	$0.00
Diluted	$0.34	$(0.27)	$1.29	$0.00
Shares used in computing net income (loss)/per share:
Basic	24,907,085	24,551,861	24,773,436	24,502,256
Diluted	25,624,415	24,551,861	25,362,032	25,158,017

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2008	September 30, 2007
Cash, cash equivalents and short term investments	$56,588	$37,298
Accounts receivable, net	125,004	124,313
Inventories	43,082	63,424
Other current assets	12,918	9,523

Total current assets	237,592	234,558
Property, plant and equipment	151,607	133,846
Other assets and long-term investments	24,197	8,883

Total assets	$413,396	$377,287

Accounts payable	$85,482	$111,934
Other current liabilities	23,717	15,143
Other liabilities	5,945	204
Stockholders’ equity	298,252	250,006

Total liabilities and stockholders’ equity	$413,396	$377,287

Multi-Fineline Electronix, Inc.

Statement of Cash Flows

(In thousands, except per share and share data)

(unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2008	2007	2008	2007
Cash flows from operating activities
Net Income	$8,829	$(6,712)	$32,840	$7
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	7,313	5,444	21,248	14,395
Provision for doubtful accounts	(493)	633	559	78
Deferred taxes	(32)	—	(32)	16
Stock based compensation expense	1,005	802	2,515	2,285
Impairment of cost investment	—	—	450	—
(Gain) Loss on disposal of equipment	290	4	451	50
Changes in operating assets and liabilities	614	25,879	4,170	17,996

Net cash provided by operating activities	17,526	26,050	62,201	34,827

Cash flows from investing activities
Sale (Purchase) of short term investments	821	14,605	(5,479)	18,355
Cash paid for property plant and equipment	(15,930)	(19,692)	(27,380)	(36,097)
Purchases of software and capitalized internal-use software	(283)	(57)	(366)	(153)
Deposits on property plant and equipment	(1,897)	(3,168)	(2,592)	(4,167)
Proceeds from sale of equipment	7	17	198	317
Decrease (increase) in restricted cash, net	(5)	(183)	14	(263)

Net cash used in investing activities	(17,287)	(8,478)	(35,605)	(22,008)

Cash Flow from financing activities
Income tax benefit related to stock option exercise	39	(319)	64	(42)
Payments on lines of credit	—	(2000)	—	(4,000)
Proceeds from exercise of stock options	775	175	2,002	475

Net cash provided by (used in) financing activities	814	(2,144)	2,066	(3,567)

Effect of exchange rate on cash	(482)	1,574	(29)	3,749

Net change in cash	571	17,002	28,633	13,001
Cash and cash equivalents at beginning of period	56,017	20,459	27,955	24,460

Cash and cash equivalents at end of period	$56,588	$37,461	$56,588	$37,461